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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)  October 14, 1998


                             VALLEY NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

              0-11179                             22-2477875
       ------------------------        ---------------------------------
       (Commission File Number)        (IRS Employer Identification No.)

                                1455 Valley Road
                             Wayne, New Jersey 07470
                    (Address of principal executive offices)

                                 (973) 305-8800
              (Registrant's telephone number, including area code)


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Item 5.   Other Events
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         On October  15,  1998,  Valley  National  Bancorp  ("VALLEY")  reported earnings for the third quarter. Net income for the third quarter was $24.2 million compared to $21.9 million in the third quarter of 1997. Per share data for 1997 has been restated to reflect the 5 for 4 stock split issued during May 1998. VALLEY reported third quarter diluted share earnings of $0.45, an increase of 10% from $0.41 in the same quarter of 1997. Return on average equity and return on average assets were 19.53% and 1.91%, respectively, for the third quarter, compared to 19.21% and 1.72%, respectively, for the same period in 1997.

         VALLEY's total assets as of September 30, 1998 were $5.042 billion. Loans totaled $3.732 billion, deposits were $4.344 billion and shareholders' equity was $504.403 million.

         VALLEY is the bank holding company for Valley National Bank which operates 98 offices located in 68 communities serving 10 counties throughout northern New Jersey. VALLEY has pending the acquisition of Wayne Bancorp, Inc. which is expected to close on or about October 16, 1998.

         A copy of VALLEY's press release is attached to this Form 8-K as an Exhibit and is incorporated herein by reference.



Item 7.   Exhibits
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          Exhibit 99            Press Release dated October 14, 1998



                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       VALLEY NATIONAL BANCORP


Dated: October 15, 1998             By:ALAN D. ESKOW
                                       -----------------------------
                                       Alan D. Eskow
                                       Corporate Secretary



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                                INDEX TO EXHIBITS


Exhibit No.              Description
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99                       Press release dated October 14, 1998.